EXHIBIT 99.1
Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS	February 3, 2011
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS RESULTS FOR THE
QUARTER AND YEAR ENDED DECEMBER 31, 2010

15% YEAR OVER YEAR REVENUE GROWTH
52% YEAR OVER YEAR INCREASE IN NON-GAAP DILUTED EPS

ANGLETON, TX, FEBRUARY 3, 2011 – Benchmark Electronics, Inc. (NYSE: BHE), a leading contract manufacturing provider, announced sales of $627 million for the quarter ended December 31, 2010, compared to $600 million for the same quarter in the prior year. The Company reported fourth quarter net income of $19 million, or $0.31 per diluted share. In the comparable period in 2009, the Company reported net income of $17 million, or $0.26 per diluted share. Excluding special items, the Company would have reported net income of $23 million, or $0.37 per diluted share for the fourth quarter of 2010, compared to net income of $19 million, or $0.29 per diluted share, in the fourth quarter of 2009. The reconciliation of GAAP to Non-GAAP financial results at the end of this press release includes a description of our special items.

Sales for the year ended December 31, 2010 were $2.4 billion, compared to $2.1 billion in 2009. The net income for the year ended December 31, 2010 was $81 million, or $1.29 per diluted share. In the prior year, the net income was $54 million, or $0.83 per diluted share. Excluding special items, the Company would have reported net income of $86 million, or $1.37 per diluted share, in 2010, compared to net income of $59 million, or $0.90 per diluted share, in 2009.

“We saw a strong close to the fourth quarter due to increased demand from our computing customers,” said Cary T. Fu, the Company’s Chief Executive Officer. “Our 2010 new program wins and our recent precision technology services expansion will position us for continued revenue growth in the second half of 2011.”

Fourth Quarter 2010 Financial Highlights

•	Operating margin for the fourth quarter was 4.1% excluding special items and 3.3% on a GAAP basis.
•	Cash flows provided by operating activities for the fourth quarter were approximately $10 million.
•	Cash and long-term investments balance was $382 million at December 31, 2010. Long-term investments consist of $35 million of auction rate securities.
•	Accounts receivable was $456 million at December 31, 2010; calculated days sales outstanding were 66 days.
•	Inventory was $362 million at December 31, 2010; inventory turns were 6.4 times.
•	Repurchases of common shares for the fourth quarter totaled $5 million or 0.3 million shares.
•	Net income for the fourth quarter includes $2 million foreign currency loss.
•	Tax rate for the fourth quarter was 4.5% excluding special items and 0.3% on a GAAP basis due to a change in the mix of taxable income between jurisdictions.

Industry Sectors

The following table sets forth sales by industry sector for the quarters ended December 31, 2010, September 30, 2010 and December 31, 2009.

	December 31,	September 30,	December 31,
	2010	2010	2009
Computers and related products for business enterprises	33%	31%	39%
Telecommunications equipment	22%	22%	21%
Industrial control equipment	24%	26%	21%
Medical devices	10%	10%	12%
Testing and instrumentation products	11%	11%	7%

First Quarter 2011 Outlook

Sales for the first quarter of 2011 are expected to range from $565 million to $605 million. Diluted earnings per share for the first quarter, excluding special items, are expected to be between $0.30 and $0.36.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that exclude certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.

The non-GAAP information included in this press release is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Our forward-looking statements may be deemed to include, among other things, the statement “our 2010 new program wins and our recent precision technology services expansion will position us for continued revenue growth in the second half of 2011”, our sales and diluted earnings per share (excluding special items) guidance for the first quarter of 2011, as well as other statements, express or implied, concerning: future operating results or the ability to generate sales, income or cash flow; and Benchmark’s business and growth strategies, including expected internal growth and performance goals. Although Benchmark believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, and customer actions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

All forward-looking statements included in this release are based upon information available to Benchmark as of the date of this release, and Benchmark assumes no obligation to update any such forward-looking statements. Persons are advised to consult further disclosures on related subjects in Benchmark’s Form 10-K for the year ended December 31, 2009, in its other filings with the Securities and Exchange Commission and in its press releases.

Additional Information

Benchmark Electronics, Inc. provides integrated electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 21 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
 (Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Income from operations (GAAP)	$20,839	$18,616	$89,723	$52,815
Restructuring charges	4,575	2,363	6,724	8,264
Non-GAAP income from operations	$25,414	$20,979	$96,447	$61,079

Net income (GAAP)	$19,010	$16,686	$81,035	$53,895
Restructuring charges, net of tax	3,561	1,951	4,738	7,293
Discrete US tax benefit	—	—	—	(2,668)
Non-GAAP net income	$22,571	$18,637	$85,773	$58,520

Earnings per share: (GAAP)
Basic	$0.31	$0.26	$1.30	$0.83
Diluted	$0.31	$0.26	$1.29	$0.83

Earnings per share: (Non-GAAP)
Basic	$0.37	$0.29	$1.38	$0.90
Diluted	$0.37	$0.29	$1.37	$0.90

Weighted average shares used in calculating earnings per share:
Basic	60,789	64,173	62,141	64,758
Diluted	61,216	64,749	62,692	65,116

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$626,925	$600,223	$2,402,143	$2,089,253
Cost of sales	578,193	556,647	2,213,451	1,942,674

Gross profit	48,732	43,576	188,692	146,579

Selling, general and administrative expenses	23,318	22,597	92,245	85,500
Restructuring charges	4,575	2,363	6,724	8,264

Income from operations	20,839	18,616	89,723	52,815

Other income (expense):
Interest income	413	500	1,621	2,210
Interest expense	(340)	(348)	(1,362)	(1,399)
Other	(1,851)	(735)	(1,689)	(1,705)
Total other expense, net	(1,778)	(583)	(1,430)	(894)

Income before income taxes	19,061	18,033	88,293	51,921

Income tax benefit (expense)	(51)	(1,347)	(7,258)	1,974

Net income	$19,010	$16,686	$81,035	$53,895

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	60,789	64,173	62,141	64,758
Incremental common shares attributable to restricted shares and the exercise of outstanding equity instruments	427	576	551	358
Denominator for diluted earnings per share	61,216	64,749	62,692	65,116

Earnings per share:
Basic	$0.31	$0.26	$1.30	$0.83
Diluted	$0.31	$0.26	$1.29	$0.83

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
December 31, 2010
(Amounts in Thousands)
(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$346,345
Accounts receivable, net	455,930
Inventories, net	362,234
Other current assets	54,506
Total current assets	1,219,015

Long-term investments	35,297
Property, plant and equipment, net	127,442
Other assets, net	58,066
Goodwill, net	37,912
Total assets	$1,477,732

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of capital lease obligations	$362
Accounts payable	257,295
Accrued liabilities	63,690
Total current liabilities	321,347

Capital lease obligations, less current installments	11,019
Other long-term liabilities	24,350
Shareholders’ equity	1,121,016
Total liabilities and shareholders’ equity	$1,477,732